SMITH BARNEY OREGON MUNICIPALS FUND
10f-3 REPORT
March 1, 1998 through August 31, 1998



				Trade				    Par	            Purchase
		% of
Issuer				Date	Selling Dealer		 Amount		Price
	Issue

Puerto Rico Electric		3/26/98	Bear Stearns		$1,000,000
	$92.593		1.35%
4.50% due 7/1/2018

Virgin Islands Pub. Fin. Auth.	4/30/98	Oppenheimer		    500,000
99.000		7.19
5.500% due 10/1/2018

Puerto Rico Pub. Fin. Corp.		6/19/98	Paine Webber 		    500,000
98.296		1.41
5.00% due 6/1/2020